PROSPECTUS
                        NATIONAL BANCORP OF ALASKA, INC.
                  Dividend Reinvestment and Stock Purchase Plan
                          50,000 Shares of Common Stock
                               ($10.00 Par Value)

                      ------------------------------------

         The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of National Bancorp of Alaska, Inc. (the "Company") provides an economical and convenient method for holders of record of shares of the Company's common stock, par value $10.00 per share ("Common Stock") to purchase additional shares of Common Stock by reinvesting all or part of their cash dividends paid on their shares of Common Stock and by making optional cash purchases. Participants in the Plan may automatically reinvest cash dividends on their certificated and Plan shares and may also make optional cash payments to purchase Common Stock.

         The proceeds of dividends reinvested in the Plan and optional cash payments will be administered by the Plan Administrator. Additional shares of Common Stock of the Company will be purchased by the Plan Administrator from shares held by the Company in the treasury for such purpose. The Plan does not represent a change in the Company's dividend policy or a guarantee of future dividends. Dividends will continue to depend on earnings, financial requirements, government regulations and other factors.

         The price of shares purchased by the Plan Administrator will be equal to the average price for all trades of the Common Stock during the 30 days prior to the date on which the purchases were made.

         The Common Stock of the Company is traded on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ-NMS"). Purchases of shares will provide the Company with additional funds for general corporate purposes.

         All holders of Common Stock may enroll in the Plan by executing and submitting an Authorization Card to the Plan Administrator.

         This Prospectus relates to authorized and unissued shares of Common Stock, as well as shares held in the Company's treasury, all of which have been registered for purchase under the Plan. It is suggested that this Prospectus be retained for future reference.

                      ------------------------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY
              STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


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                  THE SECURITIES OF BANCORP OFFERED HEREBY ARE
               NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS
              OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED
                 BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR
                         ANY OTHER GOVERNMENTAL AGENCY.

                      ------------------------------------


         No person has been authorized to give any information or to make any representation, not contained herein, in connection with the offer contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or solicitation of an offer to buy to any person in any jurisdiction in which it would be unlawful to make such offer or solicitation. Neither the delivery of this Prospectus at any time, nor any offer or solicitation made hereunder, shall under any circumstances imply that the information herein is correct as of any time subsequent to its date.




                This date of this Prospectus is November 4, 1997.



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                              AVAILABLE INFORMATION

         National Bancorp of Alaska, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission") relating to its business, financial position, results of operations and other matters. Such reports, proxy statements and other information can be inspected at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C.; and at the following Regional Offices of the Commission: Suite 1300, 7 World Trade Center, New York, New York 10048; and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission in Washington, D.C. 20549 at prescribed rates. Additionally, the Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding the Company; the address of the site is (http://www.sec.gov).

         The Company has filed with the Commission in Washington, D.C. a Registration Statement under the Securities Act of 1933 with respect to the Common Stock to which this Prospectus relates. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company, the Common Stock and related matters, reference is made to such Registration Statement, including the exhibits incorporated therein by reference or filed as a part thereof which may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The Company's Common Stock is quoted on the NASDAQ National Market System, and such reports, proxy statements and other information can be inspected at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents and portions of documents filed by the Company with the Securities and Exchange Commission are hereby incorporated into this Prospectus by reference:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

         (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

         (c) The Company's Current Reports on Form 8-K dated September 8, 1997, October 3, 1997, and October 24, 1997; and

         (d) The section captioned "Description of Common Stock of the Holding Company" as set forth on page 28 of the registrant's Rule 424 prospectus dated September 13, 1984, as contained in registrant's Form S-14 registration statement File No. 2-78795.


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         The Company additionally incorporates by reference herein all documents to be subsequently filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, and deems such documents to be part hereof from the dates of filing such documents. Copies of these documents will not be filed with this registration statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or superseded by a subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all documents incorporated herein by reference (other than the exhibits to such documents). Written requests for such documents should be addressed to Mr. Gary Dalton, Controller, National Bancorp of Alaska, Inc., 301 West Northern Lights Boulevard, Anchorage, Alaska 99510. Telephone requests may be directed to the Company at (907) 276-1132.

                        NATIONAL BANCORP OF ALASKA, INC.

         The Company is a Delaware corporation organized on June 21, 1982, and registered as a bank holding company under the Bank Holding Company Act of 1956. The Company's principal asset is its investment in National Bank of Alaska (the "Bank"), a wholly-owned subsidiary. Through its subsidiary, the Company engages in commercial banking and trust activities. For additional information concerning the business of the Company and its subsidiaries, see pages 2 through 7 of the Company's 1996 Annual Report to Shareholders; such information is provided solely to apprise the Participants of the nature of the Company's business and is not incorporated herein by reference.

         The Bank was established as a state-chartered bank in 1916 and converted to a national banking association in 1950. The Bank engages in general banking business offering checking accounts, savings accounts, money market accounts, Time Certificates of Deposit, securities sold under agreements to repurchase, Individual Retirement Accounts, commercial loans, home equity loans, unsecured lines of credit, consumer loans, construction and mortgage loans, lease financing, safe deposit services, night depositories, Visa credit cards (Classic and gold), walk-up and drive-in banking with an international automated teller machine network and other services incidental to serving the banking needs of individuals, corporations, government and quasi-government bodies. As of December 31, 1996, the Bank's banking operations were conducted from 53 banking offices and 59 electronic branches located throughout the State of Alaska, including 15 offices and 24 electronic branches in Anchorage.

         The Bank's Trust Department offers services to individuals and corporations throughout Alaska including settlement of estates, administration of living and testamentary trusts, management

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of investment agency accounts, custodianships, and administration of employee benefit trusts. The Bank had trust assets of approximately $2.015 billion under its supervision as of December 31, 1996.

         The Bank's International Department offers customer services in connection with international business. The Department maintains correspondent relationships with banks located in certain world trade centers, including Tokyo and New York. Transactions handled by this Department include cable, wire, and mail transfers of funds, negotiating and advancing funds under export Letters of Credit, buying and selling foreign currencies, handling collection from foreign banks, and financing imports and exports. An Edge Act subsidiary, National Bank of Alaska International Banking Corp., has a branch located in Seattle, Washington with its head office in Anchorage, Alaska.

         The principal executive offices of the Company are located at 301 West Northern Lights Boulevard, Anchorage, Alaska 99510, and its telephone number is
(907) 276-1132.

                             DESCRIPTION OF THE PLAN

         The following is a question and answer statement of the provisions of the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan") under which all record holders of the Company's Common Stock are eligible to participate. As of the date of this Prospectus, the Company has 8,000,000 shares of Common Stock outstanding, including 215,467 shares held in the treasury. See "Description of the Company's Capital Stock," below. Nothing contained in this Prospectus or in other Plan information represents a recommendation by the Company or anyone else that any person buy or sell Common Stock. A decision to utilize the Plan should only be made after an investor has independently made the necessary investment decision. The value of the Common Stock may increase or decrease. Plan accounts are not insured by the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation, or any other entity.

         The Plan and the underlying shares of Common Stock subject to the Plan were approved by the Board of Directors of the Company on October 21, 1997.

Purposes

1.       What are the purposes of the Plan?

         The purposes of the Plan are to provide holders of record of shares of Common Stock of the Company with a simple and convenient method of accumulating and increasing their investment in shares of Common Stock by investing cash dividends in additional shares of Common Stock. The Plan will also afford shareholders with a convenient way to make purchases of Common Stock ("Optional Purchases") by cash payments ("Optional Payments"), in addition to the amount of Common Stock purchased through automatic dividend reinvestment. The shares of Common Stock purchased under the Plan will be purchased by the Plan Administrator from shares held by the Company in the treasury for such purpose. The price of shares purchased by the Plan Administrator

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will be equal to the average price for all trades of the Common Stock during the
30 trading days prior to the date on which the purchases were made.

Advantages

2.       What are the advantages of the Plan?

         Participants in the Plan:

                  Will have all or part of the cash dividends on their shares of Common Stock automatically reinvested in shares of Common Stock.

                  Will be able to make Optional Purchases of Common Stock, in addition to the amount of Common Stock purchased through automatic dividend reinvestment.

                  Will be able to avoid safekeeping requirements (with respect to certificated shares) and record keeping costs through the custodial and reporting services furnished pursuant to the Plan.

                  Will pay no brokerage fees in connection with purchases of Common Stock under the Plan.

         Funds invested in the Plan are fully invested through the purchase of fractions of shares, as well as full shares. Proportionate cash dividends on fractions of shares are used to purchase additional shares.

Administration

3.       What are the functions of the Plan Administrator?

         The National Bank of Alaska, Trust Department (the "Plan Administrator") administers the Plan for Participants, executes purchases of Common Stock directly from the Company from treasury shares, keeps records, sends statements of account to Participants (See Question No. 16) and performs other duties relating to the Plan. Shares of Common Stock purchased under the Plan are registered in the name of the Plan Administrator's nominee and are credited to the accounts of the Participants in the Plan. The Plan Administrator acts in the capacity of representative for the Participants.

Participation

4.       Who is eligible to participate?

         All holders of record of shares of Common Stock, other than brokers or bank nominees, are eligible to participate in the Plan. Each shareholder who participates in the Plan may reinvest all

                                      - 5 -

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or part of the cash dividends to which he or she becomes entitled until such shareholder terminates his or her enrollment in the Plan or the Company terminates the Plan. To participate in the Plan, beneficial owners of shares of Common Stock whose shares are registered in other names (for instance, in the name of a broker or a nominee) must first become owners of record of such shares by having those shares transferred into their own names. Many brokers have their own plans for reinvestment of dividends with respect to securities held by such brokers for the benefit of their investor clients; if such brokers permit the reinvestment of dividends with respect to Company Common Stock held by such brokers, such clients may utilize the broker's dividend reinvestment plan to purchase additional shares of Company Common Stock.

5.       How does a shareholder participate?

         After being furnished with a copy of this Prospectus, holders of Common Stock may join the Plan at any time by signing an authorization card ("Authorization Card") and returning it to the Plan Administrator. An Authorization Card is enclosed with this Prospectus and additional cards may be obtained by sending a written request to National Bancorp of Alaska, Inc., 301 West Northern Lights Boulevard, Anchorage, Alaska 99510, Attention: Dividend Reinvestment and Stock
Purchase Plan Administrator.

6.       When will the investment of dividends start?

         Investment of dividends will commence after an Authorization Card is received by the Plan Administrator. If a properly executed Authorization Card is received by the Plan Administrator prior to the record date for the payment of a dividend, then that dividend and all future dividends of the participating shareholder will be reinvested in shares of Common Stock for the participant's account in accordance with the Plan. If an Authorization Card is received on or after such record date, then the dividend for that particular record date will be sent directly to the shareholder of record; and the reinvestment of dividends for that Participant will begin with the next succeeding dividend.

         Shareholders are cautioned that neither the Plan nor this Prospectus represents a change in the Company's dividend policy or a guarantee of future dividends. The payment of dividends on the Common Stock of the Company will continue to depend upon the Company's earnings, financial requirements, governmental regulations and other factors.

7. Are Plan participants required to send in a new Authorization Card annually?

         No. Shareholders enrolled in the Plan will continue to be enrolled in the Plan without further action on their part, unless the Participant gives notice to the Plan Administrator in writing that he or she wishes to withdraw from participation. (See Questions Nos. 22, 23, and 24 for information concerning withdrawal from the Plan.)


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8.       What does the Authorization Card provide?

         The Authorization Card directs the Plan Administrator to apply all or part of the Participant's cash dividends on shares of Common Stock registered in the Participant's name, as well as on all shares of Common Stock credited to the Participant's account under the Plan, to the purchase of additional shares of Common Stock. The Form also provides a space for making Optional Purchases.

9. Does the Plan permit a Participant to make optional cash contributions to purchase additional shares of Common Stock?

         Yes.  See the section and questions immediately following.

Optional Purchases

10.      When may Optional Purchases be made?

         To be eligible to make Optional Purchases under the Plan, the person must be a shareholder with shares registered in his or her name (as opposed to street name). A Participant may make an Optional Purchase when enrolling in the Plan by enclosing an Optional Payment (a check or money order payable to "National Bank of Alaska Trust Department, Plan Administrator") with the Authorization Form and returning it to the Plan Administrator. The Optional Payment will be invested in shares of Common Stock on the next monthly investment date ("Investment Date"). Any initial payment submitted without an Authorization Form will be returned. After initial enrollment in the Plan, a Participant may make Optional Purchases as often as monthly by sending an Optional Payment with an Optional Purchase form to the Plan Administrator.

         Any Optional Payments that a Participant submits to the Plan Administrator will be invested in shares of Common Stock once each month on the Investment Date for that month, which will be the 15th day of the calendar month (or the next business day if the 15th day is a Saturday, Sunday or other day on which the Plan Administrator is authorized to close). No interest will be paid to any Participant on Optional Payments between the time the Plan Administrator receives such payments and the time they are invested. The last time that the Plan Administrator will accept Optional Payments for a given month on a designated form properly completed is the close of business on the 25th calendar day of the previous month prior to that month's Investment Date. Any payments received after the 25th calendar day of a particular month will be invested on the Investment Date for the succeeding calendar month (for example, if an Optional Payment is received on or before February 25th, such payment will be invested on March 15th; however, if an Optional Payment is received on or after February 26th, it will not be invested until April 15th).

         If a Participant submits an Optional Payment and then wishes to have it returned rather than invested, the Plan Administrator will not be obligated to return the payment unless a written request that it be returned is received no later than the close of business on the fifth business day prior to that month's Investment Date.

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11.      In what amounts may Optional Purchases be made?

         The amount of Optional Purchases may vary from month to month. The minimum Optional Purchase is $50 per order by a Company shareholder with respect to any Investment Date; however, Optional Purchases during any calendar quarter may not exceed an aggregate of $10,000 per participating shareholder. For purposes of this limitation, all Plan Accounts under common control or management will be aggregated and deemed to be one account. The full amount of any month's Optional Purchase for a Plan Account must be submitted to the Plan Administrator in a single payment. The Plan Administrator will purchase as many whole shares and fractional shares (computed to three decimal places) of Common Stock as can be purchased with the amount submitted.

12. Will shares acquired through Optional Purchases be subject to automatic dividend investment?

         Yes. All dividends paid on shares acquired through Optional Purchases will be automatically reinvested in shares of Common Stock.

Costs

13.      Are there any expenses to Participants in connection with the Plan?

         The costs of administering the Plan will be paid by the Company. Participants will not incur any charges for joining the Plan. In addition, there are no charges to the Participants for the custodial and safekeeping services provided by the Plan Administrator.

         Participants may incur brokerage fees, commissions or applicable transfer taxes upon withdrawal from the Plan when the Participant elects to sell whole shares distributed in certificate form by the Plan Administrator. (See Question No. 22).

Purchases

14.      What will be the price of shares purchased under the Plan?

         The purchase price of shares of Common Stock with reinvestment dividends or Optional Payments will equal the average price per share for all trades during the 30 trading days prior to the date on which the purchase was made.

         In making purchases of Common Stock, the Plan Administrator may commingle each Participant's reinvestment dividends with those of other Participants. The Company will not have responsibility as to the value of the Common Stock acquired for the Participant's account.


                                      - 8 -

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15.      When will purchases be made under the Plan?

         Purchases with reinvestment dividends will normally be made by the Plan Administrator following the payment of dividends but in any event within thirty days thereafter.

         For purchases with Optional Payments, see Question 10 above.

         However, for a number of reasons, including observance of the Rules and Regulations of the Securities and Exchange Commission requiring temporary curtailment or suspension of purchases, the whole amount of the funds available in a Participant's account for purchases of Common Stock might not be applied to the purchase of such stock on or before the next Dividend Payment Date or Investment Date.

Reports to Participants

16.      What kind of reports will be sent to Participants in the Plan?

         Each Participant in the Plan will receive a statement of account after each Dividend Payment Date. The statement will inform the Participant of the account transactions that have taken place, setting forth the amount of dividends received, the number of shares purchased, the purchase date and price, the total number of shares held in the Participant's account and all year-to-date transactions in the Participant's account. These statements are a Participant's record of the costs of his purchases and should be retained for income tax purposes. In addition, each Participant will receive copies of other communications sent to holders of shares of Common Stock and Internal Revenue Service information for reporting dividend income received.

         The statement will also include an Optional Purchase form.

Dividends

17. Will Participants be credited with dividends on shares held in their Plan accounts?

         Yes. All dividends on shares held under the Plan are automatically reinvested. Dividends will be credited on full shares and fractional shares held in a Participant's account. Dividends so credited will be reinvested in additional shares and credited to a Participant's account.

Certificates for Shares

18. Will certificates be issued for shares of Common Stock purchased under the Plan?

         No. Shares of Common Stock purchased under the Plan for the accounts of Participants will be registered in the name of the Plan Administrator's nominee. The total number of shares credited to an account under the Plan will be shown on each statement of account. This custodial service protects Participants against the risk of loss, theft or destruction of stock certificates.

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         Certificates for any number of whole shares credited to an account under the Plan will be issued at any time upon the written request of a Participant to the Plan Administrator. Any remaining full shares and fractions of a share will continue to be credited to the Participant's account.

         Certificates for fractions of shares will not be issued under any circumstances.

19.      In whose name will certificates be registered when issued?

         Accounts under the Plan will be maintained in the names in which certificates of the Participants were registered at the time the participants entered the Plan. Certificates for whole shares will be similarly registered when issued at the request of a participant (See Question No. 18).

Sale of Shares

20.      May shares held in the Plan be sold, transferred, pledged or assigned?

         Shares held in the Plan for a Participant are not permitted to be sold, transferred, pledged, or assigned. Any such purported transaction will be void. The Plan Administrator will not sell any shares held in Program accounts for or on behalf of any Participant. However, a Participant may at any time request that shares held in his or her account be issued to him or her in certificate form, at which time the Participant may sell or otherwise transfer such shares. (See Question No. 18.)

21. What happens when a Participant sells or transfers all of the shares registered in his or her name?

         If a participant disposes of Common Stock registered in his or her name (those which are not registered in the name of the Plan Administrator's nominee), the dividends on the shares previously credited to his or her account under the Plan may continue to be reinvested until the Participant notifies the Plan Administrator that he or she wishes to withdraw from the Plan (See Question No. 22), or the Plan Administrator may, at its option, terminate the account.

Withdrawal

22.      How does a Participant withdraw from the Plan?

         A Participant may withdraw from the Plan at any time by sending a written withdrawal notice to the Plan Administrator at the address set forth in response to Question 5. When a Participant withdraws from the Plan, or upon termination of the Plan by the Company, certificates for whole shares credited to the Participant's account under the Plan will be issued to the Participant and a cash payment will be made to the Participant for any fraction of a share (See Question No. 24.)


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23.      When may a Participant withdraw from the Plan?

         A Participant may withdraw from the Plan at any time. If the written notice of withdrawal is received by the Plan Administrator at least seven business days prior to the record date for a particular dividend, the notice will be effective as to the reinvestment of that dividend. A notice received fewer than seven days prior to the record date will not be effective until after the applicable dividend has been reinvested. All dividends with a record date after the timely receipt of a withdrawal notice will be mailed to the former Participant.

24. What happens to a fraction of a share when a Participant withdraws from the Plan?

         When a Participant withdraws from the Plan, a cash adjustment representing any fraction of a share then credited to the Participant's account will be mailed directly to the Participant. The cash payment will be based on the mean of the last quoted bid and ask prices of the Common Stock of the Company on the effective date of withdrawal.

Other Information

25. What happens if the Company issues a stock dividend or declares a stock split?

         Any stock dividends or split shares distributed by the Company on shares credited to the account of a Participant under the Plan will be added to the Participant's account. Upon written request by the Participant to the Plan Administrator, certificates for any number of whole shares so credited will be issued.

26. What happens if the Company offers its shareholders rights to purchase additional shares of Common Stock or any other securities?

         In the event that the Company makes available to its shareholders rights to purchase additional shares of Common Stock or any other securities, the Plan Administrator will deliver to each Participant a subscription warrant for all such rights. Participants who wish to have the opportunity to exercise any rights that may be offered by the Company with respect to its Common Stock or any other security should thereupon exercise such subscription warrant (pursuant to instructions set forth in the warrant) and return the executed warrant to the Company, together with any payment for subscribed Common Stock or other security.

27. How will a Participant's shares held in the Plan be voted at meetings of shareholders?

         Shares held by the Plan Administrator for a Participant will be voted as the Participant directs with respect to shares held in his or her own name.

         For each meeting of shareholders, the Participant will receive a proxy card which will enable the Participant to vote shares registered in his or her own name as well as shares held by the Plan Administrator for the Participant. If the proxy card is returned properly signed and marked for

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voting, all shares held for the Participant under the Plan will be voted in the manner indicated by the Participant on his or her proxy card. The total number of shares held under the Plan may also be voted by the Participant in person at a meeting.

         If no instructions are received on a properly signed returned proxy card with respect to any item thereon, all of the Participants' shares will be voted in accordance with management's recommendations as set forth on the proxy card. If the proxy card is returned unsigned, or if the proxy card is not returned, then none of the Participant's shares held by the Plan Administrator will be voted unless the Participant votes in person.

28. What are the federal income tax consequences of participation in the Plan?

         The following summary addresses certain of the federal income tax consequences of participation in the Plan. The summary does not address state, local, or foreign tax consequences or the applicability of taxes other than income taxes. Each Participant should consult his or her own tax advisor to determine particular tax consequences, including state, local, and foreign tax consequences, which may result from participation in the Plan and a subsequent disposal of shares acquired pursuant to the Plan.

         Participants in the Plan will be treated for federal income tax purposes as having received, on the Dividend Payment Date, a dividend in an amount equal to the fair market value on such Dividend Payment Date of the shares acquired with reinvestment dividends. The tax basis of shares acquired with reinvestment dividends or Optional Payments will equal the fair market value on the related Dividend Payment Date.

         A Participant's holding period for shares acquired pursuant to the Plan will begin on the day following the date of their acquisition for the Participant's account.

         A Participant will not realize any taxable income upon receipt of certificates for whole shares previously credited to the Participant's account either upon the Participant's request for certificates for these shares or upon withdrawal from or termination of the Plan.

         A Participant will realize gain or loss upon receipt of a cash payment upon withdrawal from or termination of the Plan for a fractional share equivalent credited to the Participant's account. In addition, a Participant will realize gain or loss when the Participant sells or exchanges shares received by the Participant after withdrawal of such shares from the Plan or upon termination of the Plan. The amount of such gain or loss will be the difference between the amount that the Participant receives for the shares or a fractional share equivalent and the tax basis therefor.

         An annual statement summarizing appropriate tax information will be sent to each Participant by the Plan Administrator. In addition, the federal tax laws impose certain reporting obligations upon brokers and others. As a result, the Plan Administrator will be required to report any sales of stock by it on behalf of a Participant in the Plan.

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29.      What provision is made for shareholders subject to federal income tax withholding?

         In the case of a shareholder whose dividends are subject to federal income tax withholding, the amount of tax required to be withheld will be deducted from the amount of cash dividends to determine the amount of dividends to be reinvested.

30.      Can a shareholder re-enter the Plan after withdrawing from the Plan?

         Yes. A shareholder may re-enter the Plan by following the procedures applicable for initial enrollment in the Plan. However, the Company reserves the right to reject any Authorization Card from a previous Participant in the event of excessive enrollments and withdrawals.

31.      What is the responsibility of the Company and the Plan Administrator?

         In administering the Plan, the Company and the Plan Administrator will not be liable for any act done in good faith or for any good faith omissions to act, including, without limitation, any claim of liability (i) arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt by the Plan Administrator of written notice of such death, and (ii) with respect to prices at which shares are purchased or sold for the Participant's account and the times such purchases or sales are made.

32.      May the Plan be changed or discontinued?

         Yes. Notwithstanding any other provision of the Plan, the Company (through its Board of Directors) reserves the right to suspend, modify or terminate the Plan, or the participation in the Plan by any Participant, at any time. All Participants affected by such action will receive notice of any such suspension, modification or termination. Any such suspension, modification or termination will not, of course, affect previously executed transactions. Upon a termination of the Plan by the Company, certificates for whole shares credited to Participants' accounts will be issued, and cash payments will be made for any fractions of a share credited to Participants' accounts. Such cash payments will be based on the mean of the last quoted bid and ask prices of the Common Stock on the effective date of termination.

33.      Who interprets the Plan?

         The Company will interpret and regulate the Plan; all such interpretations and regulations shall be conclusive.

34.      Where should correspondence regarding the Plan be directed?

         All correspondence regarding the Plan should be addressed to:

                        National Bancorp of Alaska, Inc.
                       301 West Northern Lights Boulevard
                             Anchorage, Alaska 99510
               Attention: Dividend Reinvestment Plan Administrator

                                 USE OF PROCEEDS

         The Company has no basis for estimating either the number of shares of Common Stock that ultimately may be issued pursuant to the Plan or the prices at which such shares will be sold. The Company proposes to use the net proceeds from the sale of shares of Common Stock pursuant to the Plan, when and as received, for general corporate purposes. The Company is unable to estimate the amount of the proceeds which will be devoted to any specific purpose.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

         The Company is authorized to issue 10,500,000 shares of Common Stock, par value $10.00 per share, ("Common Stock"). As of June 30, 1997, 8,000,000 shares of Common Stock were issued and outstanding, including 215,467 shares in the treasury.

         The following is a summary of the Company's capital stock. The summary is qualified in its entirety by reference to the Company's Certificate of Incorporation and Bylaws.

Common Stock

         Voting Rights. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the holders of the Common Stock. Such shareholders do not have cumulative voting rights with respect to any matter to be voted upon, including the election of directors.

         Dividend Rights. The holders of Common Stock are entitled to receive dividends as and when declared by the Board of Directors of the Company from funds legally available for their payment. Under the Delaware General Corporation Law, dividends may be declared and paid either out of surplus (as defined) or, in the case no surplus exists, out of net profits for the fiscal year in which the dividend is declared and the preceding fiscal year.

         Other Matters. If the Company were liquidated, the holders of Common Stock would be entitled to receive, pro rata, all assets available for distribution to them after full satisfaction of the Company's liabilities.

         Holders of Common Stock do not have conversion rights with respect to any securities of the Company. All outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and delivered, fully paid and non-assessable. Such shares are not redeemable at the option of or the holders thereof. Holders of Common Stock have pre-emptive rights (but not with respect to treasury shares), the effect of which is to allow the shareholders to maintain their pro-rata share of Common Stock by affording them the right to purchase shares of Common Stock at any time the Company proposes to sell shares of its Common Stock for cash.

         National Bank of Alaska acts as the transfer agent and registrar for shares of Common Stock.

         The Company furnishes its shareholders annual reports with financial statements examined by independent certified public accountants.

                                     EXPERTS

         The consolidated financial statements of National Bancorp of Alaska, Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference into this Registration Statement, have been incorporated herein and in the Registration Statement in reliance upon the report of Deloitte & Touche LLP, independent auditors, included in the Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

                                  LEGAL OPINION

         The legality of the shares of Common Stock offered hereby and federal income tax consequences of participation in the Plan will be passed upon for the Company by the law firm of Duane, Morris & Heckscher LLP, Washington, D.C.

                       SEC POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         The Company's Certificate of Incorporation and Bylaws contain provisions providing that the Company shall indemnify any director, officer, employee, or agent of the Company who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against any and all expenses, judgments, fines, and amounts paid in settlement, to the maximum extent authorized and in the manner prescribed by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                    * * * * *

================================================================================


         No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.


                                    CONTENTS
                                                                           Page
                                                                           ----

Available Information....................................................... 2
Incorporation of Certain Documents by Reference............................. 2
National Bancorp of Alaska, Inc............................................. 3
Description of the Plan:.................................................... 4
    Purposes................................................................ 4
    Advantages.............................................................. 5
    Administration.......................................................... 5
    Participation........................................................... 5
    Optional Purchases...................................................... 7
    Costs................................................................... 8
    Purchases............................................................... 8
    Reports to Participants................................................. 9
    Dividends............................................................... 9
    Certificates for Shares................................................. 9
    Sale of Shares......................................................... 10
    Withdrawal............................................................. 10
    Other Information...................................................... 11
Use of Proceeds............................................................ 14
Description of the Company's Capital Stock................................. 14
Experts.................................................................... 15
Legal Opinion.............................................................. 15
SEC Position on Indemnification for Securities Act Liabilities............. 15

================================================================================







================================================================================



                        National Bancorp of Alaska, Inc.




                                  Common Stock
                               ($10.00 Par Value)




                            -----------------------


                                   PROSPECTUS


                            -----------------------




                           Dividend Reinvestment and
                              Stock Purchase Plan




                                November 4, 1997



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